Exhibit 99.1

For Immediate Release

Contacts: Shev Rush Media First Public Relations shev@mediafirstpr.com 760-567-4321 Judy Piercey Kintera Corporate Communications jpiercey@kintera.com 858-795-3056

Kintera Reports Record Revenue for Q4 and Full Year 2004

•	Full year 2004 revenue nearly triples to $23.7 million, compared to $8.0 million in 2003

•	Q4 2004 revenue increases to $7.8 million, up 176% from $2.8 million in Q4 2003

•	Web events product line achieves profitability for Q3 and Q4 2004

SAN DIEGO – February 17, 2005 – Fueled by an increased consumer adoption of online giving for special events, politics, disaster relief and charitable causes, Kintera Inc. (NASDAQ: KNTA) announced record revenue for the fourth quarter and full year 2004. Kintera, the leading provider of software as a service to the nonprofit and government sectors, today also reported that its Kintera Events product line was profitable for the third and fourth quarters of 2004. Kintera Events, which includes web software tools to support walkathons, galas, golf and other fundraising events, is expected to remain profitable in 2005.

For the quarter ended December 31, 2004, Kintera’s revenue was $7.8 million, an increase of 176% from $2.8 million in the fourth quarter of 2003, and an increase from $7.0 million in the third quarter of 2004. Full year revenue nearly tripled to $23.7 million for the year ended December 31, 2004, compared to $8.0 million in 2003.

Net revenue for the fourth quarter and full year 2004 was within management’s guidance given during Kintera’s November 15, 2004 conference call announcing the acquisition of American Fundware, Inc. from Intuit, Inc.

“From the Presidential election, to the tsunami tragedy and the many other causes that tugged at our emotions, we believe that 2004 was a very influential year for the future of online giving,” said Harry E. Gruber, M.D., CEO and chairman of Kintera. “The growing demand for Kintera’s software and services drives our success and confirms our leadership in the marketplace. Kintera is the key innovator in our space, developing products and services that provide online support for the nonprofit and government sectors.”

Recent additions to Kintera’s roster of clients using its Kintera Sphere™ software platform include World Vision, Opportunity International, Earthwatch Institute and the Association of Fundraising Professionals. Kintera’s other product lines, such as Kintera Major Gifts (including Kintera P!N), Kintera FundWare, Kintera Directed Giving and Kintera eMarketing, continue to gain in the marketplace.

Continued Gruber, “This morning, Kintera announced the launch of its Communities of Giving™ website at www.kintera.org. A place for consumers to participate in their favorite organizations or causes, this site helps our nonprofit clients find and communicate with new and existing supporters, and enhances our revenue streams from software as a service sales, and from online donations to our customers. The Communities of Giving site also serves as a directory of charities for workplace giving campaigns.”

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9605 Scranton Road, Suite 200  ·  San Diego, CA 92121·858  .  795.3000  ·  www.kintera.com

Kintera Reports Record Revenue for Q4 and Full Year 2004

“To help drive traffic to our Communities of Giving website, we introduced the Kintera Charitygift card prior to Valentine’s Day, which allows Kintera Charitygift card recipients to donate to the charity of their choice,” Gruber added. “The Kintera Media Network, featuring city and regional magazine partnerships throughout the U.S., will also play a key role in promoting the www.kintera.org site.”

Kintera typically generates revenue from upfront and monthly maintenance fees, as well as transaction fees for data screened and online donations processed for Kintera customers. For the twelve months ended December 31, 2004, the company processed $149.2 million in online donations for accounts, a 2.8-fold increase as compared to the $53 million processed for the twelve months ended December 31, 2003. The company processed $76.3 million in donations in the fourth quarter of 2004, approximately 5.3 times as much as the $14.3 million processed in the fourth quarter of 2003.

Loss per share for the quarter was better than management’s guidance of $0.23 to $0.25 per share that was given during Kintera’s American Fundware acquisition conference call. Kintera’s net loss for the fourth quarter of 2004 was $5.9 million, or $0.21 per share, compared to a net loss of $2.9 million, or $0.23 per share, in the fourth quarter of 2003 and a loss of $4.5 million, or $0.17 per share, in the third quarter of 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $3.6 million, or $0.13 per share, in the fourth quarter of 2004, compared to a loss of $1.7 million, or $0.13 per share, in the fourth quarter of 2003. EBITDA was a loss of $2.6 million, or $0.10 per share, in the third quarter of 2004. Cash, cash equivalents and short-term investments as of December 31, 2004 totaled $50.2 million.

Kintera expects its revenue in the first quarter of 2005 to be approximately $9.2 to $10.1 million, and the net loss in the first quarter of 2005 to be approximately $.17 to $.21 per share.

As previously announced, Kintera will hold a conference call at 8:15 AM Eastern Time on Friday, February 18, 2005 to discuss the financial results and provide a company update. The call will be hosted by Harry E. Gruber, M.D., president, chief executive officer and chairman of the board of directors; James A. Rotherham, chief financial officer; and Dennis N. Berman, executive vice president, corporate development and vice chairman of the board of directors. The conference call can be accessed by dialing toll free 800-299-9086 (617-786-2903 for international calls), using conference code 22113399. A live webcast and replay of the call over the Internet will be available at www.kintera.com in the “Investor Relations” area under “Financial Information.”

About Kintera Inc.

Software provider Kintera® Inc. (NASDAQ: KNTA) delivers The Giving Experience™ by providing giving convenience to donors and feedback about the financial and social impact of their gifts, creating a sense of belonging and appreciation. Kintera services more than 15,000 accounts in the nonprofit, government and corporate sectors. The company’s “software as a service” innovations include its Friends Asking Friends® solicitation program and Kintera Sphere™, an enterprise-grade software system that provides contact relationship management (CRM), a web content management system (CMS), eMarketing and directed giving applications. For more information, visit Kintera at www.kintera.com.

Kintera, Kintera Sphere, Friends Asking Friends, The Giving Experience and Communities of Giving are either registered trademarks or trademarks of Kintera, Inc. in the U.S. and/or other countries.

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9605 Scranton Road, Suite 200  ·  San Diego, CA 92121·858  .  795.3000  ·  www.kintera.com

Kintera Reports Record Revenue for Q4 and Full Year 2004

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Kintera is providing this information as of February 17, 2005, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Kintera’s anticipated operating results, and growth in the market for Kintera’s services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied here. Readers are referred to the documents filed by Kintera with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: risks that our audited financial results will differ from those set forth in this press release due to matters identified during either the completion of the audit of these results by our independent auditors or the examination of our internal control over financial reporting, neither of which has been completed as of the date of this press release; our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information contained in this press release is a statement of Kintera’s present intention, belief or expectation and is based upon, among other things, the existing industry conditions, market conditions and prices, the economy in general and Kintera’s assumptions. Kintera may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Kintera’s assumptions or otherwise. Kintera undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and EBITDA per share, may be considered non-GAAP financial measures. Kintera believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

The financial results included in this release are unaudited. The complete, audited financial statements of the company for the fiscal year ended December 31, 2004 will be included in Kintera’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2005.

9605 Scranton Road, Suite 200  ·  San Diego, CA 92121·858  .  795.3000  ·  www.kintera.com

Kintera, Inc.

Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Net revenues	$7,752	$2,338	$23,717	$7,490
Revenue from related party	—	475	—	475

Total net revenues	7,752	2,813	23,717	7,965
Cost of revenues	2,096	375	5,868	1,386

Gross profit	5,656	2,438	17,849	6,579
Gross margin	73%	87%	75%	83%

Sales and marketing	5,284	2,243	16,584	7,863
Product development and support	2,311	1,073	7,656	3,467
General and administrative	2,700	976	8,228	2,256
Stock-based compensation	1,338	986	5,001	2,846

Total operating expenses	11,633	5,278	37,469	16,432

Operating loss	(5,977)	(2,840)	(19,620)	(9,853)

Interest income (expense) and other	113	(23)	383	(19)

Net loss	$(5,864)	$(2,864)	$(19,237)	$(9,873)

Basic and diluted net loss per share	$(0.21)	$(0.23)	$(0.77)	$(0.97)

Weighted average shares - basic and diluted	27,834	12,551	25,122	10,160

9605 Scranton Road, Suite 200  ·  San Diego, CA 92121·858  .  795.3000  ·  www.kintera.com

Kintera, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	As of December 31, 2004	As of December 31, 2003
	(unaudited)
Cash, cash equivalents and short-investments	$50,246	$38,672
Accounts receivable	6,471	1,933
Accounts receivable from related party	—	475
Other current assets	1,972	754

Total current assets	58,689	41,834

Property and equipment, net	3,576	1,458
Intangibles and other	24,675	4,464

Total assets	$86,940	$47,756

Donations payable to customers	$4,610	$799
Deferred revenue	7,821	1,931
Bank debt	—	361
Accounts payable and other current liabilities	5,818	2,440

Total current liabilities	18,249	5,531

Other liabilities	104	72

Stockholders’ equity	68,587	42,153

Total liabilities and stockholders’ equity	$86,940	$47,756

Kintera, Inc.

Reconciliation of GAAP Net Loss to EBITDA

(in thousands, except per share data)

(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Net loss	$(5,864)	$(2,864)	$(19,237)	$(9,873)
Interest income	(113)	23	(383)	19
Depreciation and amortization	1,007	182	2,596	909
Income taxes	—	—	—	—
Amortization of deferred compensation	1,338	986	5,001	2,846

EBITDA	$(3,633)	$(1,672)	$(12,023)	$(6,098)

EBITDA per share	$(0.13)	$(0.13)	$(0.48)	$(0.60)

Weighted average shares - basic and diluted	27,834	12,551	25,122	10,160

9605 Scranton Road, Suite 200  ·  San Diego, CA 92121·858  .  795.3000  ·  www.kintera.com